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                                                                     EXHIBIT 4.5


                     Form of Amended and Restated Guarantee

         The following document is the form of Amended and Restated Guarantee in favor of NBD Bank (now known as Bank One, Michigan) executed by the following subsidiaries of the Registrant: BMG North America Limited, BMG Holdings Inc., 976459 Ontario Limited, 829500 Ontario Limited, and Oxford Suspension Ltd. The agreements are substantially the same in all material respects except as to the identity of the parties thereto.








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                         AMENDED AND RESTATED GUARANTEE

                  This Amended and Restated Agreement of Guarantee, dated the 14th day of May, 1999 is by 976459 Ontario Limited, a corporation incorporated pursuant to the laws of the Province of Ontario, 829500 Ontario Limited, a corporation incorporated pursuant to the laws of the Province of Ontario, and BMG Holdings, Inc., a corporation incorporated pursuant to the laws of the Province of Ontario (individually a "Guarantor", and collectively the "Guarantors") in favour of the Lenders (as defined below) and NBD Bank, as Agent for the Lenders (in such capacity, the "Agent").


                                    RECITALS

                  A. Oxford Automotive, Inc., a corporation incorporated pursuant to the laws of the State of Michigan (the "Company") and BMG North America Limited, a corporation incorporated pursuant to the laws of the Province of Ontario or any other subsidiary designated as a Borrowing Subsidiary (the "Borrowing Subsidiary") have entered into an Amended and Restated Credit Agreement dated as of the date hereof (as amended or modified from time to time, the "Credit Agreement") among the lenders party thereto from time to time (the "Lenders") and the Agent.

                  B. Each of the Guarantors have reviewed the Credit Agreement, the Notes, the Security Documents and all other documents, agreements, instruments and certificates furnished by or on behalf of the Company in connection therewith at any time, including without limitation all Hedging Agreements and together with any other documents, agreements, instruments and certificates evidencing or otherwise pertaining to the Obligations (as hereinafter defined) (collectively, the "Loan Documents"), and each of the Guarantors has determined that it is in its interest and to its financial benefit that the parties to the Loan Documents enter into the transactions contemplated hereby.

                  C. It is a condition to the Credit Agreement that the Guarantors enter into this Agreement in order to assist the Company and the Borrowing Subsidiary, for the benefit of the Company, the Borrowing Subsidiary and the Guarantors.

                  In consideration of the premises hereof, the Guarantors covenant and agree with the Agent and the Lenders as follows:

                  1.       Guarantee

                  Each of the Guarantors, for good and valuable consideration received, hereby absolutely, irrevocably and unconditionally binds and obliges itself solidarily with the Company and the Borrowing Subsidiary in favour of each of the Lenders and the Agent, for the fulfilment when due, whether at stated maturity, by acceleration or otherwise, and (i) guarantees, as



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principal obligor and not as surety only, the prompt and complete payment of all indebtedness and other obligations of the Company and the Borrowing Subsidiaries now or hereafter owing to the Lenders or the Agent under or on account of the Credit Agreement, any Security Document or any Letter of Credit, notes or other instruments issued to the Agent or any Lender pursuant thereto, or any other
Loan Document, (ii) the prompt and complete payment of all Hedging Obligations of the Company, any Borrowing Subsidiary or Guarantor owing to any Lender or any Affiliate of any Lender and (iii) the prompt and complete payment of all indebtedness and obligations of the Company pursuant to the Mexican Facility Tranche A Guaranty, (iv) the prompt and complete payment of all indebtedness of that Guarantor and any other Guarantor under any Guaranty, in all cases, of any kind or nature, howsoever created or evidenced and whether now or hereafter existing, direct or indirect (including without limitation any participation interest acquired by any Lender in any such indebtedness, obligations or liabilities of the Company or any Borrowing Subsidiary to any other person), absolute or contingent, joint and/or several, secured or unsecured, arising by operation of law or otherwise, and whether incurred by the Company or any Borrowing Subsidiary as principal, surety, endorser, guarantor, accommodation party or otherwise, including without limitation all principal and all interest (including any interest accruing subsequent to any petition filed by or against the Company or any Borrowing Subsidiary under the U.S. Bankruptcy Code), indemnity and reimbursement obligations, charges, expenses, fees, attorneys' fees and disbursements and any other amounts owing thereunder (all such indebtedness, obligations and liabilities being herein collectively called the "Obligations"). Each of the Guarantors shall be considered as primarily liable to the Lenders and the Agent, and shall not be released nor its liability hereunder limited or lessened by any variation or departure from the provisions of this Agreement nor by the Lenders or the Agent's granting time, taking or giving up securities, accepting compositions, granting releases or discharges, or otherwise dealing with any Person, nor by any other thing whatsoever, either of a like nature to the foregoing or otherwise whereby as guarantor only, a Guarantor would or might be released, and none of the Lenders or the Agent shall be bound to exhaust its recourses against the Company, the Borrowing Subsidiary or any other Person or any security it may hold before being entitled to payment from each of the Guarantors. Each of the Guarantors hereby expressly waives all of its rights to the benefits of division and of discussion. The Guarantors covenant and agree that until such time as each of the Lenders and the Agent shall have been indefeasibly paid in full all Obligations, no payment will be taken, demanded, received or accepted by a Guarantor of or on account of the principal amount of or interest of any indebtedness incurred by a Guarantor in fulfilment of its obligations under this Agreement or on any other indebtedness payable by the Company or the Borrowing Subsidiary, each of the Guarantors agreeing that this said indebtedness shall, at all times, be fully subordinated to and rank in time and right of payment junior to the Obligations, and each of the Guarantors hereby renounces any rights of compensation and/or set-off and/or counterclaim. Each of the Guarantors hereby expressly postpones all of its rights to the benefit of subrogation until full repayment of the Obligations and the termination of all Letters of Credit, Acceptances and Commitments. Each of the Guarantors hereby determines and agrees that the execution, delivery and performance of this Agreement by such Guarantor is necessary and convenient to the conduct, promotion or attainment of the business of the Company, the Borrowing Subsidiary and the Guarantor and in furtherance of the corporate purposes of the Guarantor.



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                  2.       Guarantee Absolute

                  Each of the Guarantors guarantees that the Obligations will be paid strictly in accordance with the terms of this Agreement, regardless of any Law, regulation, or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent or the Lenders with respect thereto. The liability of each of the Guarantors under this Agreement shall be absolute and unconditional irrespective of:

                  (i) any lack of validity or enforceability of any provisions of any Loan Document or any other agreement or instrument relating to this Agreement;

                  (ii) any change in the time, manner or place of payment of or in any other term of, all or any of the Obligations or any other amendment, restatement or waiver of or any consent to departure from this Agreement;

                  (iii) any exchange, release or non-perfection of any collateral or any release or amendment or waiver of or consent to departure from any other guarantee, for all or any of the Obligations;

                  (iv) the reconstruction, reorganization, consolidation, amalgamation or merger of the Company or the Borrowing Subsidiary with or into any other Person, or the transfer, sale, lease or other disposition by the Company or the Borrowing Subsidiary of all or substantially all of its assets or business to any other Person, whether or not affected in compliance with the provisions of this Agreement; or

                  (v) any other circumstance which might otherwise constitute a defence available to, or a discharge of, the Company, the Borrowing Subsidiary or a guarantor.

                  The liability of each of the Guarantors under this Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by the Agent or any Lender upon the insolvency, bankruptcy or reorganization or otherwise of the Company or the Borrowing Subsidiary, all as though such payment had not been made.

                  3.       Waiver

                  Each of the Guarantors hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations and its liability hereunder and any requirement that the Agent or any Lender protect, secure, perfect or insure any Lien, if any, or any property subject thereto or exhaust any right or take any action against the Company or the Borrowing Subsidiary or any other Person or any collateral.

                  4.       Continuing Guarantee



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                  The obligations of each of the Guarantors under this Article
Agreement shall be a continuing guarantee and shall:

                  (i) remain in full force and effect until payment in full of the Obligations and all other amounts payable under this Agreement;

                  (ii) be binding upon each of the Guarantors, their successors and assigns; and

                  (iii) enure to the benefit of and be enforceable by the Lenders, the Agent and their respective successors, transferees and assigns.

                  Without limiting the generality of the foregoing clause (iii), upon any assignment by any Lender of all or any part of any interest in this Agreement by it to any other Person in accordance with the terms of the Loan Documents, such other Person shall thereupon become vested with all the rights in respect thereof granted to such Lender herein or otherwise.

                  5.       Miscellaneous

                  (a) This Agreement shall be construed in accordance with and governed by the laws of the Province of Ontario.

                  (b) Each payment to be made by the Guarantors under this Agreement in respect of the Obligations shall be made without set-off or counterclaim and regardless of any other condition or contingency.

                  (c) If any one or more provisions of this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected, impaired, prejudiced or disturbed thereby. If at any time any portion of the obligations of any Guarantor under this Agreement shall be determined by a court of competent jurisdiction to be invalid, unenforceable or avoidable, the remaining portion of the obligations of such Guarantor under this Agreement shall not in any way be affected, impaired, prejudiced or disturbed thereby and shall remain valid and enforceable to the fullest extent permitted by applicable law.

                  (d) The amounts payable under this Agreement are payable free and clear and without deduction for any and all present and future taxes, levies, imposts, deductions, charges and withholdings of any federal, provincial, local, foreign or other governmental authority. Any such amount deducted or withheld from such payment shall not be deemed a realization of any amount due hereunder. Each Guarantor agrees to pay to the Agent and the Lenders, upon demand, additional amounts sufficient to compensate each of them for such amounts deducted or withheld. A detailed statement as to the amounts deducted or withheld, prepared in good faith and submitted by the Agent or any Lender to the Guarantor, shall be conclusive and binding for all purposes, absent manifest error in computation.




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                  (e) As a separate, additional and continuing obligation, each
Guarantor unconditionally and irrevocably undertakes and agrees with the Agent and the Lenders that, should the Obligations not be recoverable from the Guarantor under Section 1 for any reason whatsoever (including, without limitation, by reason of any provision of any Loan Document being or becoming void, unenforceable, or otherwise invalid under any applicable law) then, notwithstanding any knowledge thereof by the Agent or any of the Lenders at any time, each Guarantor as sole, original and independent obligor, upon demand by the Agent, will make payment to the Agent of the Obligations by way of a full indemnity in such currency and otherwise in such manner as is provided in the Credit Agreement or such other agreement or instrument, as the case may be.

                  (f) Each of the Guarantors, after consulting or after having the opportunity to consult with counsel, knowingly, voluntarily and intentionally waives any right any of them may have to a trial by jury in any litigation based upon or arising out of this Agreement or any related instrument or agreement or any of the transactions contemplated by this Agreement or any course of conduct, dealing, statements or actions of any of them. Guarantors shall not seek to consolidate, by counterclaim or otherwise, any such action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived.

                  (g) No amendment or waiver of any provision of this Agreement or consent to any departure by any Guarantor therefrom shall be effective unless the same shall be in writing and signed by the Guarantor, the Required Lenders and the Agent, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

                  (h) Each Guarantor agrees to be bound by all covenants and other agreements applicable to such Guarantor contained in the Credit Agreement or any other Loan Document, and hereby agrees with and makes all representations and warranties made by the Company in the Credit Agreement with respect to such Guarantor. Capitalized terms used but not defined herein shall have the meaning ascribed thereto in the Credit Agreement.


                                     976459 ONTARIO LIMITED


                                     By:
                                              Name:
                                              Title:


                                     829500 ONTARIO LIMITED


                                     By:
                                              Name:
                                              Title:

                                     BMG HOLDINGS, INC.


                                     By:
                                              Name:
                                              Title





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